Exhibit 10.1

First Amendment to Employment Agreement

This First Amendment (the “First Amendment”) to the Employment Agreement dated February 21, 2017 (the “Effective Date”) by and between Galena Biopharma. Inc. (the “Employer”) and Stephen Ghiglieri (the “Employee”) amends the Employment Agreement dated November 1, 2016 by and between the Employer and Employee (“Employment Agreement”).

WHEREAS, the Employer and Employee wish to amend the Employment Agreement to change Employee’s title and duties, base salary compensation, target bonus percentage and termination benefits while the Employee serves as Interim Chief Executive Officer in addition to serving as Chief Financial Officer.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Employer and Employee hereby agree to the following amendment to the Employment Agreement while the Employee serves as Interim Chief Executive Officer:

During the Term of the First Amendment, the references in the Employment Agreement to Chief Executive Officer shall mean the Board.

Defined Terms. Defined terms used herein but not otherwise defined shall have the meaning in the Employment Agreement.

Engagement. The title and duties of Employee in Section 1 are hereby amended to add as the last sentence of Section 1: “Commencing on the Effective Date of the First Amendment, Employee and Employer agree that in addition to the duties Employee shall perform as Chief Financial Officer, he also shall serve as the Interim Chief Executive Officer at the discretion of and for such time as the Board of Directors (the "Board") determines.”

Duties. The duties of Employee in Section 2 are hereby amended to add as the last sentence of Section 2: “Employee understands that the duties as Interim Chief Executive Officer shall be consistent with the duties customarily assigned to the offices of chief executive officer of a company substantially comparable to the Employer at the time of the Effective Date of the First Amendment.”

Compensation. Sections 4.2 and 4.3 are hereby amended by in Section 4.2 deleting the amount of $370,000 and inserting $450,000 and in Section 4.3 deleting 30% and inserting 50%, with such amounts to be effective from and after the Effective Date for the Term of the First Amendment.

Termination by Employer without Cause. Section 5.2 is hereby amended by deleting “six months” and inserting “twelve months”. In addition, the determination by the Board that

Employee shall no longer serve as Interim Chief Executive Officer shall not constitute a termination without cause as defined in Section 5.2.

Term. The term of this First Amendment shall extend from the Effective Date and terminate on the date determined by the Board.

All remaining provisions of the Employment Agreement shall remain in full force and effect.

By signing below, each party acknowledges that he or it has read and understands this First Amendment, and each party agrees to be bound by the terms of this First Amendment.

EMPLOYER

Galena Biopharma, Inc.

By: _/s/ Sanford J. Hillsberg
Name:    Sanford J. Hillsberg
Title: Chairman of the Board

EMPLOYEE

By: /s/ Stephen Ghighlieri
Name: Stephen Ghiglieri